Lydall, Inc One Colonial Road Post Office Box 151 Manchester, CT 06045-0151	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

 Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2012

MANCHESTER, CT – August 1, 2012 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 (“Q2 2012”) highlights compared to Second Quarter 2011 (“Q2 2011”)

•	Net Sales of $97.5 million compared to $98.8 million
-	Negative foreign currency translation impact of $3.9 million, or 4.0%
•	Gross margin of 22.5%, an improvement of 420 basis points
•	Operating income of $8.7 million (9.0% of net sales), compared to $5.0 million, (5.0% of net sales)
•	Income from continuing operations of $6.6 million, or $0.39 per share, compared to $2.6 million, or $0.15 per share
-	Effective tax rate of 24.1% in Q2 2012 included the reversal of valuation allowance estimated for 2012 of $1.3 million, or $0.08 per share
•	Cash provided by operations in Q2 2012 was $11.9 million ($12.5 million YTD)
•	Cash balance of $46.1 million at June 30, 2012, net of $2.7 million used for 219,476 shares repurchased during the quarter

Summary Financial Results

(thousands of US dollars, excluding EPS):

	Quarter Ended June 30,				Six Month Ended June 30,
	2012	2011	Change	% Change	2012	2011	Change	% Change

Net sales	$97.5	$98.8	$(1.3)	-1.3%	$194.3	$200.5	$(6.2)	-3.1%
Gross profit	22.0	18.1	3.9	21.8%	41.2	36.1	5.2	14.3%
Gross Margin	22.5%	18.3%			21.2%	18.0%
Operating income	8.7	5.0	3.8	75.4%	14.1	9.5	4.6	48.5%
Income from continuing ops.	6.6	2.6	4.0		10.5	5.2	5.3
Income from disco. ops., net of tax	-	4.5	(4.5)		-	4.7	(4.7)
Net income	$6.6	$7.1	$(0.5)		$10.5	$10.0	$0.5

Diluted earnings per share:
Continuing operations	$0.39	$0.15	$0.24		$0.62	$0.31	$0.31
Discontinued operations	$-	$0.27	$(0.27)		$-	$0.28	$(0.28)
Net Income	$0.39	$0.42	$(0.03)		$0.62	$0.59	$0.03

The decrease in net sales of $1.3 million in the second quarter of 2012 compared to the second quarter of 2011 included an unfavorable foreign exchange impact of $3.9 million. Fluctuations included lower net sales from the Performance Materials and Thermal/Acoustical Metals segments of $3.4 million and $2.2 million, respectively, and increased net sales in the Thermal/Acoustical Fibers segment of $4.6 million. Lower sales volumes for the Performance Materials segment were primarily due to decreased purchases of industrial thermal insulation products by certain customers that were adjusting inventory levels during the second quarter of 2012. The decrease in Thermal/Acoustical Metals segment net sales was due to foreign currency translation of $2.7 million in the second quarter of 2012. The increase in net sales of the Thermal/Acoustical Fibers segment was attributed to market share gains as well as higher industry demand.

The increase in gross profit and gross margin in the second quarter of 2012 compared to the second quarter of 2011 was attributed to the Thermal/Acoustical Fibers segment, which continues to benefit from improved manufacturing processes, a lower cost structure and increased industry demand.

The increase in operating income of $3.8 million, or 75.4%, in the second quarter of 2012 compared to the second quarter of 2011 was driven by the increase in gross profit previously noted as well as an improvement in the Life Sciences Vital Fluids (included in Other Products and Services) operating income, partially offset by lower Performance Materials segment operating income due to lower net sales.

Income tax expense in the second quarter of 2012 benefited from a reversal of valuation allowance against foreign tax credit carry forwards of $1.3 million, or $0.08 per share, as these credits are expected to be used in 2012 to offset U.S. taxable income. The Company’s effective tax rate of 42.2% in the second quarter of 2011 was impacted by dividends from a foreign subsidiary and an increase in valuation allowance against foreign tax credits.

Dale Barnhart, President and Chief Executive Officer, stated, “Our businesses performed well this quarter as operating margins of the Performance Materials, Thermal/Acoustical Fibers and Thermal/Acoustical Metals segments all exceeded 10%. The Thermal/Acoustical Fibers business has continued to improve and demonstrated sustainable performance in the second quarter, and is well positioned for us to continue to evaluate the strategic alternatives we announced last quarter. We saw another quarter of solid Lydall EPS growth with the second quarter resulting in $0.39 EPS from continuing operations compared to $0.15 in the same quarter of 2011.”

“We had approximately $46 million of cash on hand, and, other than capital leases, no significant debt as of June 30, 2012. Cash is net of $2.7 million used during the quarter for share repurchases under the program we announced on May 2, 2012. Our borrowing capacity is at approximately $44 million under domestic and foreign credit facilities.”

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Conference Call

Lydall will host a conference call today at 11:00 a.m. ET to discuss results for its second quarter and six months ended June 30, 2012 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 2:00 p.m. Eastern Time on August 1, 2012 through midnight on August 8, 2012 at (855) 859-2056 or (404) 537-3406, pass code 14897549. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical, filtration/separation and bio/medical markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements, including statements about future sales and operating results, plans with respect to the Fibers Business and future stock repurchases. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall's 2011 Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results" and “Risk Factors,” which outline certain risks and uncertainties regarding the Company's forward-looking statements. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q and 8-K are available on Lydall's web site, www.lydall.com. Information may also be obtained from the Company Contact: Erika H. Steiner, Vice President and CFO, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

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Lydall, Inc. News Release	4 of 5	August 1, 2012

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	REVISED 2011	2012	REVISED 2011

Net sales	$97,535	$98,831	$194,289	$200,504
Cost of sales	75,542	80,774	153,055	164,442
Gross profit	21,993	18,057	41,234	36,062

Selling, product development and administrative expenses	13,655	13,477	27,899	27,347
Gain on sale of product line	(405)	(405)	(810)	(810)
Operating income	8,743	4,985	14,145	9,525

Interest expense	87	473	177	683
Other (income) expense, net	(27)	(15)	16	28
Income from continuing operations before income taxes	8,683	4,527	13,952	8,814

Income tax expense	2,091	1,911	3,448	3,566
Income from continuing operations	6,592	2,616	10,504	5,248
Income from discontinued operations, net of tax	-	4,484	-	4,732
Net income	$6,592	$7,100	$10,504	$9,980

Basic earnings per share:
Continuing operations	$0.39	$0.16	$0.63	$0.31
Discontinued operations	$-	$0.27	$-	$0.28
Net Income	$0.39	$0.42	$0.63	$0.60

Diluted earnings per share:
Continuing operations	$0.39	$0.15	$0.62	$0.31
Discontinued operations	$-	$0.27	$-	$0.28
Net Income	$0.39	$0.42	$0.62	$0.59

Weighted average common shares outstanding	16,770	16,741	16,799	16,738
Weighted average common shares and equivalents outstanding	16,962	16,909	16,939	16,875

Summary of Segment Information and Other Products
and Services
In thousands
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Sales

Performance Materials Segment	$32,523	$35,892	$61,611	$72,361
Thermal/Acoustical Metals Segment	37,685	39,861	79,798	81,313
Thermal/Acoustical Fibers Segment	24,910	20,331	47,082	41,015
Other Products and Services:
Life Sciences Vital Fluids	3,749	3,403	7,980	7,171
Reconciling Items	(1,332)	(656)	(2,182)	(1,356)
Consolidated Totals	$97,535	$98,831	$194,289	$200,504

Operating Income (Loss)

Performance Materials Segment	$4,982	$6,093	$7,102	$12,390
Thermal/Acoustical Metals Segment	4,050	4,137	9,117	7,861
Thermal/Acoustical Fibers Segment	3,382	(1,549)	5,611	(3,087)
Other Products and Services:
Life Sciences Vital Fluids	211	(294)	520	(579)
Corporate Office Expenses	(3,882)	(3,402)	(8,205)	(7,060)
Consolidated Totals	$8,743	$4,985	$14,145	$9,525

Lydall, Inc. News Release	5 of 5	August 1, 2012

Financial Position

In thousands except ratio data	June 30, 2012	December 31, 2011
(Unaudited)
Cash and cash equivalents	$46,055	$30,905
Working capital	$94,856	$86,021
Total debt	$2,798	$3,296
Stockholders' equity	$168,315	$160,852
Total capitalization	$171,113	$164,148
Current ratio	2.9	2.9
Total debt to total capitalization	1.6%	2.0%

Cash Flows

	Quarter Ended		Six Months Ended
In thousands	June 30,		June 30,
(Unaudited)	2012	2011	2012	2011

Net cash provided by operating activities	$11,914	$7,872	$12,527	$5,767
Net cash provided by (used for) investing activities	$(2,823)	$7,955	$6,230	$7,016
Net cash used for financing activities	$(2,724)	$(331)	$(3,082)	$(666)
Depreciation and amortization	$3,425	$4,125	$6,989	$7,872
Capital expenditures	$(2,823)	$(1,786)	$(5,785)	$(3,338)

Common Stock Data

Quarter Ended June 30,	2012	2011

High	$13.62	$12.04
Low	$9.94	$8.55
Close	$13.52	$11.96

During the second quarter of 2012, 3,445,927 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.